Exhibit 21.1
SUBSIDIARIES
Darwin Social Marketing Inc. (Canada)
RepairPal, Inc.
Yelp GmbH (Germany)
Yelp Ireland Holding Company Limited (Ireland)
Yelp Ireland Limited (Ireland)
Yelp UK Ltd. (England and Wales)